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                                                                    Exhibit 99.1

                     ASPEN TECHNOLOGY ANNOUNCES PRELIMINARY
                       FOURTH QUARTER FISCAL 1998 RESULTS

CAMBRIDGE, Mass. - July 27, 1998 - Aspen Technology, Inc. (NASDAQ: AZPN), the leading provider of Smart Manufacturing software and services for the process industries, today announced preliminary financial results for the fourth quarter of fiscal year 1998.

Total revenues are expected to exceed $74 million, which would represent a growth rate in excess of 30% compared with the fourth quarter of fiscal 1997. License revenue is expected to exceed $43 million, which would represent growth in excess of 35%, year-over-year. Net income is expected to be approximately $8 million, or $0.30 per share, excluding one-time acquisition-related charges.

"Revenue growth overall was solid during the fourth quarter, particularly on the license side," observed Larry Evans, Chairman and Chief Executive Officer. "However, services revenue growth was a bit slower than we'd hoped, and expenses were higher throughout the organization. This combination put pressure on our profitability. To address these issues, we plan to implement programs focused on the productivity of our project services and on improved expense management. Notwithstanding these execution challenges, we believe that fourth quarter license revenue growth is good evidence of the attractive market opportunity and our leadership position."

AspenTech will announce final fourth quarter and audited fiscal 1998 results on August 11, 1998.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include the risks set forth under the caption "Risk Factors" in Aspen Technology's Current Report on Form 8-K filed on June 3, 1998, which factors are incorporated herein by reference.



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About AspenTech

Aspen Technology, Inc., is a leading supplier of software and services for the analysis, design and automation of process manufacturing plants in industries such as chemical, petroleum, pharmaceuticals, electric power, pulp and paper, and metals. Process manufacturers use AspenTech's solutions to improve the way they design, operate and manage their plants. These solutions enable customers to reduce their raw material, energy, and capital expenses, meet environmental and safety regulations, improve product quality, and shorten the time required to get new production processes on stream. AspenTech is headquartered in Cambridge, Massachusetts, with offices in 21 countries worldwide. AspenTech, Plantelligence, True Potential and the AspenTech logo are USPTO registered trademarks of Aspen Technology, Inc.